                                    AMERIGON
                                CLIENT CONTRACT

As of April 1, 1996, Technology Strategies & Alliances, a California corporation ("TS&A"), hereby agrees with Amerigon, a California corporation ("Amerigon") as follows:

1.    ENGAGEMENT

1.1 SERVICES Amerigon engages TS&A as an independent consultant to establish corporate partnerships to exploit technology underlying Amerigon's Interactive Voice System (IVS-TM-) in new vertical markets. The tasks and timeframe over which this project will be completed is outlined in Schedule B.

1.2 EXCLUSIVITY Amerigon will use TS&A on an exclusive basis to establish the subject corporate partnerships during the term of this contract.

1.3 STAFFING The services under this contract will be performed by TS&A working as a team with Amerigon. The TS&A team members will consist of Lawrence W. Roberts, as Project Manager, assisted by colleagues Eliott D. James, L. Owen Brown and Grant A. Dove. TS&A will be assisted by independent consultant, Robert S. winter. TS&A partner Bob O. Evans, who currently resides in Taiwan, may provide assistance on a targeted basis.

2. FEES AND EXPENSES Amerigon shall pay TS&A a retainer fee and a transaction fee as follows. The retainer is owed independent of the successful completion of a transaction. The transaction fee is owed only to the extent that a successful transaction is consummated with the BONE FIDE assistance of TS&A for the IVS technology between Amerigon and a corporate partner that is identified in the mutually agreed to list set forth in Schedule A. Amerigon and TS&A shall use good faith to distinguish between divisions, subsidiaries, etc. of large companies where TS&A has made a BONE FIDE contact from other divisions, etc. that are part of these same large companies but were not involved in TS&A's efforts.

2.1 RETAINER FEE Amerigon shall pay TS&A a cash fee of twelve thousand dollars ($12,000) per month for five months.

2.2   TRANSACTION FEES

      Amerigon shall pay TS&A a transaction fee for each type of relationship as follows:

2.2.1 CONSTRUCTED ALLIANCE PERCENTAGE TRANSACTION FEES
For consummating constructed alliance agreements for each candidate, Amerigon constructed alliance agreement as indicated:

   a. Ten percent (10%) of net licensing fees and royalties paid to Amerigon or accrued over a four year period from the date of inception of a strategic alliance.

   b. Five percent (5%) of development revenues received, accrued or contracted over a two year period.

   c. Three percent (3%) of sales made directly to an alliance partner or distribution commission paid to Amerigon from an alliance partner over two years, where such fees accrue on product sales defined at inception of the alliance or from products that are a direct technological derivative therefrom.

The payments may be staged to TS&A as the financial benefit is received by Amerigon. The parties may elect, at any time, to negotiate in good faith a single payment per partner.

2.2.2 EQUITY INVESTMENT TRANSACTION FEES

Although an equity investment is not sought within the scope of this engagement, should such an investment occur as part of the corporate partnering activities, Amerigon shall pay TS&A a transaction fee equal to five percent (5%) of the first $5 million in total value of the equity transaction plus a transaction fee equal to two percent (2%) of the total value of the equity transaction that exceeds $5 million. The total value of the transaction shall include: the amount of cash, the fair market value of any securities, indebtedness assumed or other consideration paid at the closing of the transaction, plus the net present value of any future payments, as mutually agreed in good faith by Amerigon and TS&A. Alternatively, payment to TS&A for future payment values may be made concurrently as value is received by Amerigon.

2.3   EXPENSES
Travel, meals, lodging, legal and other specific out-of-pocket expenses incurred by TS&A in support of this Contract, approved in advance by Amerigon, will be reimbursed by Amerigon and will be billed to Amerigon on a regular basis. Such expenses are expected to average less than $3,000 per month.

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3.    TERMS AND CONDITIONS
All expenses are payable within thirty (30) days of billing. Retainer fees are due on the first day of each month in advance, and transaction fees are due on the closing of the transaction.

3.1   TERMINATION
The initial term of this Contract will be one (1) year from the date of execution. Thereafter, the term shall be extended automatically on a month-to-month basis, unless earlier terminated. Notwithstanding the foregoing, after four (4) months either party may terminate this Contract at any time upon thirty (30) days prior written notice. In any event, the provisions of Section 3.3 shall survive pursuant to the details of Section
3.3. The provisions of Section 2.2 shall survive any termination of this Contract by Amerigon for a period of one (1) year from the date of termination for those potential partners mutually agreed to in Schedule A where TS&A has initiated bone fide contacts.

3.2   INDEMNIFICATION
Amerigon hereby agrees to indemnify and hold harmless TS&A and its officers, directors, employees and agents against any losses, claims, damages or liabilities (including legal fees and expenses) arising from this Contract or TS&A's relationship with Amerigon, unless and to the extent such losses, claims, damages or liabilities are proven to be the result of the gross negligence or willful misconduct of TS&A or its officers, directors, employees or agents.

3.3   CONFIDENTIAL INFORMATION
All confidential or proprietary information furnished or disclosed under this engagement shall be governed by the Confidentiality Agreement, executed separately as part of Schedule C.

3.4   RELATIONSHIP BETWEEN PARTIES
In performing its services under this Contract. TS&A shall operate as an independent contractor and shall not act as or be an agent or employee of Amerigon. TS&A shall in no way have authority to bind or obligate Amerigon in any respect.

3.5   COMPLIANCE WITH LAWS
TS&A and Amerigon agree to conduct their business in accordance with the laws of the State of California and the United States.

3.6   ENTIRE AGREEMENT
This Contract constitutes the entire agreement between Amerigon and TS&A relating to the subject matter set forth herein. It supersedes all prior agreements between the parties, whether oral or written, and may only be amended in writing, signed by both parties.

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3.7   GOVERNING LAW
This Contract shall be governed in all respects by the laws of the State of California, without regard to conflict of laws principles.

Accepted and effective this First day of April, 1996.
                            -----        -----

TECHNOLOGY STRATEGIES                 AMERIGON
& ALLIANCES


By: /s/ Lawrence W. Roberts           By: /s/ Joshua M. Newman
    --------------------------            --------------------------

Title: President                      Title: Vice President
       -----------------------               -----------------------

                                 SCHEDULE A

                        CORPORATE PARTNERS SOLICITED

                                 SCHEDULE B

                     IVS PROJECT SCOPE AND PROCESS OUTLINE

TS&A proposes to act as an investment banker in the project, taking primary responsibility for making contacts, follow-up and pursuit of agreements. We also will be actively engaged in negotiations on a team basis with Amerigon. Our objective is to achieve one or more partnerships with substantial and lasting benefit to Amerigon.

While all TS&A principals will be involved, Larry Roberts will be the project leader, with active assistance from Robert Winter. Messrs. Roberts, James and Brown already have spent time together in preliminary brainstorming.

We expect that Joshua Newman will be the primary interface at Amerigon, and that Lon Bell will be available at key selling and negotiating points. We do not envisage that Josh's time commitment would exceed one day per week. We anticipate calling on Amerigon for some support in preparing presentations.

You asked for a view of process and timelines:

- We believe there is a fair amount of front-end effort required to establish a matrix of products and markets, identify potential partners on a more formalized basis than what you and I created during our meeting, understand competitive advantages and review competing technologies, and establish a semi-custom presentation that reflects the foregoing and the strategic opportunity we wish to present to candidate partners. These activities should consume a month, at which time we will be well positioned to initiate contacts with a prioritized list of firms.

- Commencing - mid-May, we would initiate company contacts on a concentrated basis using all the participants. Our practice is to attempt to target the most relevant executive rather than a generic CFO, COO or the like. Our preference is to have direct contact via the phone if possible, followed by a letter or fax.

- By early June we should be in initial meetings with targets, a process that probably stretches over the summer. Goal of the meetings will be to get them sufficiently interested to undertake an internal review of the opportunity and to review the technology in detail.

- By Labor Day, we expect to be in negotiations with several firms, leading to a mou by early October, definitive agreements by early to mid-November and a close before year end.

                                   SCHEDULE C

                               SECRECY AGREEMENT

     AGREEMENT made and entered into as of 01 April 1996 by and between Technology Strategies & Alliances, a California corporation, acting for and on behalf of itself and all of its subsidiaries and having offices at 3000 Sand Hill Road, Building 2, Suite 235, Menlo Park, CA 94025 ("TS&A"), and AMERIGON INCORPORATED, a California corporation with offices at 404 E. Huntington Drive, Monrovia, California 91016 ("AMERIGON").

     WHEREAS, AMERIGON wishes to disclose to TS&A details of its Interactive Voice System (IVS-TM) technology and general business plans, in order that TS&A may be able to develop a strategic partner for AMERIGON's IVS technology; and

     WHEREAS, TS&A wishes to disclose to AMERIGON the details of TS&A's potential strategic partners for Amerigon's IVS technology, in order that AMERIGON may be able to work with TS&A in developing a strategic partner for AMERIGON's IVS technology; and

     WHEREAS, AMERIGON considers the details of its Interactive Voice System technology and general business plans to be trade secrets of and proprietary to AMERIGON; and

     WHEREAS, TS&A considers the details of its potential strategic partners for Amerigon's IVS technology to be trade secrets of and proprietary to TS&A;

     NOW THEREFORE, in view of the foregoing premises and in consideration of the mutual promises and covenants contained in this Agreement, AMERIGON and TS&A agree as follows:

     1. PROPRIETARY INFORMATION. "Proprietary Information" means:

          (a) all samples, models, and prototypes of AMERIGON's Interactive Voice System technology and general business plans delivered to TS&A by AMERIGON; and all samples, models, and prototypes of TS&A's potential strategic partners for Amerigon's IVS technology delivered to AMERIGON by TS&A; and

          (b) any other information disclosed to TS&A by AMERIGON relating to AMERIGON's Interactive Voice System technology and general business plans or to AMERIGON by TS&A relating to TS&A's potential strategic partners for Amerigon's IVS technology, provided such other information is disclosed either (i) in writing or other tangible form, bearing a label or stamp identifying the information as secret, confidential, or proprietary or (ii) orally with a designation of such information as secret, confidential, or proprietary prior to or during oral disclosure and with a subsequent reduction of such information to writing, the writing being labeled as set out in Section 1(b)(i) above and sent to recipient within thirty (30) days after the oral disclosure.

     2. USE AND OBLIGATION OF CONFIDENCE. In consideration of receiving any Proprietary Information from discloser and for a period of 5 years after recipient receives each item of Proprietary Information from discloser, recipient (including all of its subsidiaries) shall:

          (a) use such item of Proprietary Information only to make technical and economic evaluations pertinent to the purposes above stated and for no other purpose; that is, recipient will not use the Proprietary Information to design, make or sell any product;

          (b) hold the Proprietary Information in confidence and disclose it only to recipient's employees (including employees of recipient's subsidiaries) who will use the Proprietary Information only in accordance with Section 2(a) above, unless otherwise agreed in writing by discloser; and

          (c) not remove any item of Proprietary Information from the United States of America.

Recipient's obligations under this Section 2 will survive the termination of this agreement.

     3. EXCEPTIONS. Notwithstanding Sections 1 and 2, this Agreement shall impose no obligation upon recipient with respect to any Proprietary Information which (a) is now or subsequently becomes publicly known or available by publication, commercial use or otherwise without breach of this Agreement by recipient; (b) is known to recipient at the time of receipt; (c) is subsequently rightfully furnished to recipient by a third person without a restriction on disclosure; (d) is independently developed by employees of recipient who have not had access to Proprietary Information; or (e) is delivered to recipient after the expiration of this Agreement.

     4. NO LICENSE. Neither the execution of this Agreement nor the furnishing of any Proprietary Information hereunder shall be construed as granting, either expressly or by implication, estoppel; or otherwise, any license under or title to any invention or patent now or hereafter owned or controlled by either party.

     5. NO COMMITMENT TO FURTHER AGREEMENTS; NO CLAIMS. This Agreement is not, and shall not be construed to be, an obligation to enter into any other agreement or contract or to result in any claim whatsoever by either party against the other party for reimbursement of cost for any effort expended.

     6. NO OWNERSHIP OR COPYING. All samples, models, prototypes, photographs, drawings, information, and data submitted to recipient under this Agreement will remain the property of discloser, shall not be copied or reproduced by recipient without discloser's written consent, and may be recalled by discloser at any time. Upon receipt of a written request from discloser for return of such samples, models, prototypes, photographs, drawings, information, and data, recipient will immediately deliver to discloser all such samples, models, prototypes, photographs, drawings, information, and data, including all copies, reproductions and facsimiles.

     7. WORKING WITH OTHERS. This Agreement will not preclude either party from working with others in any connection, so long as the obligations of
Section 2 are respected.

     8. TERM. This agreement shall be effective on the date written in the first paragraph (unnumbered) of this Agreement, upon execution by both parties. Except for the rights and obligations of Section 2 above with respect to Proprietary Information disclosed prior to expiration, this Agreement shall expire 1 year after the date written above, unless earlier terminated upon written notice by one party to the other. Early termination upon written notice shall be effective 30 days after mailing said notice. Each party's rights and obligations under Section 2 above shall terminate as to particular items of Proprietary Information in accordance with the time limitation of Section 2 or one or more of the exceptions of Section 3.

     9. NO ASSIGNMENT. Neither party shall assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other party, except to a successor in ownership of substantially all of party's assets, which successor in ownership shall expressly assume in writing the performance of the terms and conditions of this Agreement.

     10. RELATIONSHIP OF THE PARTIES. The relationship of the parties shall be that of independent contractors, and nothing contained herein shall be deemed to create any relationship of agency, joint venture, or partnership. Neither party hereto shall have any power to commit, contract for or otherwise obligate the other party to any third person.

     11. ENTIRE AGREEMENT; CHOICE OF LAW. This Agreement is the entire Agreement between the parties and supersedes all other agreements and understandings relating to the subject matter hereof. This Agreement (a) may be amended only by a written amendment duly executed by the parties and (b) will be governed by and construed in accordance with the law of the State of California. Each of the parties submits to the exclusive jurisdiction of the courts located in the State of California in connection with any action brought under this Agreement. Further, the terms of the Agreement are in lieu of and override any contrary terms or conditions, preprinted or otherwise, that may appear on any form used by either party to purchase or offer to purchase samples, models, or prototypes from the other party or (b) by either party to acknowledge such a purchase or accept such an offer.

     IN WITNESS WHEREOF, the parties have caused this Secrecy Agreement to be executed by their duly authorized representatives.

AMERIGON INCORPORATED                Technology Strategies & Alliances


By /s/ JOSHUA NEWMAN                    By /s/ LAWRENCE W. ROBERTS
  ------------------------------        ------------------------------
  Joshua Newman
  Vice President